Exhibit 10.3

EXECUTION COPY

FIFTH AMENDMENT TO LEASE AGREEMENT AND THIRD

AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT AND THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Omnibus Amendment”), dated effective as of July 1, 2016, by and between TKC LXXII, LLC, a North Carolina limited liability company (“TKC”), and ARGOS THERAPEUTICS, INC., a Delaware corporation (“Argos” and together with TKC, collectively, the “Parties”).

RECITALS:

A. TKC, as landlord, and Argos, as tenant, are parties to that certain Lease Agreement, dated as of August 18, 2014 (as amended by that certain First Amendment to Lease Agreement effective September 10, 2014, that certain Second Amendment to Lease Agreement effective September 17, 2014, that certain Third Amendment to Lease Agreement effective January 31, 2015 and that certain Fourth Amendment to Lease Agreement effective June 25, 2015, collectively, the “Lease Agreement”), for those certain improvements (the “Improvements”) now and hereafter erected on that certain approximately 11.135 acre parcel of property located in Durham County, North Carolina (the “Property”) as such Improvements and Property are more particularly defined in the Lease Agreement.

B. TKC, as seller, and Argos, as buyer, are also parties to that certain Purchase and Sale Agreement dated as of February 16, 2015 (as amended by that certain Fourth Amendment to Lease Agreement effective June 25, 2015 and that certain Second Amendment to Purchase and Sale Agreement effective November 25, 2015, collectively, the “Purchase Agreement”) pursuant to which TKC agreed to sell the Property to Argos, and Argos agreed to purchase the Property from TKC, on the terms set forth therein.

C. Argos has (i) informed TKC that Argos is unable to consummate the Closing (as defined in the Purchase Agreement) on or before February 16, 2016 as contemplated by Section 5 of the Purchase and Sale Agreement, and (ii) requested that the Parties amend the Purchase Agreement to allow for the Closing Date (as defined in the Purchase Agreement) to occur, if at all, at Argos’s option between July 5, 2016 and September 23, 2016.

D. The Parties desire to amend each of the Lease Agreement and the Purchase Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Consideration for TKC’s Extension of Option to Close.

(a) The Parties acknowledge and agree that TKC has received two deposits (collectively, the “Delivered Deposits”) from Argos in connection with the Purchase Agreement as follows: (i) the first in the amount of $381,033 delivered on or about February 16, 2015; and (ii) the second in the amount of $100,000 delivered on or about January 15, 2016.

(b) As a condition precedent to the effectiveness of this Omnibus Amendment, (x) a counterpart of this Omnibus Amendment shall be executed by Argos and delivered by Argos to TKC on or before July 1, 2016 and (y) Argos shall make a payment to TKC (on or before July 2, 2016) in immediately available funds the amount of $49,000.00 (the “Additional Payment”).

(c) The Parties acknowledge and agree that, notwithstanding anything to the contrary contained in either the Lease Agreement or the Purchase Agreement, the Delivered Deposits and the Additional Payment shall serve as consideration to TKC for TKC’s agreement to amend the Lease Agreement and the Purchase Agreement to, inter alia, provide Argos with an option to purchase the Property at a later date on the terms set forth herein. Argos further acknowledges and agrees that: (i) the Delivered Deposits are forfeited to TKC as of the Effective Date (defined below) as consideration for TKC’s extension of the option to purchase; (ii) notwithstanding anything to the contrary contained in either the Lease Agreement or the Purchase Agreement, neither the Delivered Deposits nor the Additional Payment may be used at Closing to reduce the Purchase Price (each as defined in the Purchase Agreement); and (iii) the Delivered Deposits and the Additional Payment shall be fully earned by TKC and non-refundable as of the Effective Date.

2. Increased Amount of Letter of Credit. Intentionally deleted.

3. Amendments to Lease Agreement. Effective as of the Effective Date, the Lease Agreement shall be amended as follows:

(a) Intentionally deleted.

(b) Section 19.26 of the Lease Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 19.26 purchase option. Landlord hereby grants to Tenant an option to purchase the Property from the Landlord (the “Option”) upon the terms and conditions set forth below in this Section 19.26. Tenant’s option to purchase the Premises shall terminate and be null and void if Tenant fails to deliver on or before August 1, 2016 written notice to Landlord of Tenant’s intent to exercise the Option. The terms and provisions of the Option are set forth below:

(i) The purchase price for the Property pursuant to the Option shall be $7,370,000.00, plus all sums payable to Landlord under this Lease accruing through the date of the closing of the Option. The provisions of the Lease that are stated to expressly survive termination of the Lease shall survive the termination of the Lease pursuant to the Option.

(ii) Upon the closing of the Option, the parties shall execute an agreement terminating this Lease. The termination agreement shall provide that neither party shall waive or forfeit any rights arising under the Lease that accrued prior to the date of the closing of the sale of the Property.

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(iii) Closing shall occur on a business selected by Tenant upon not less than fifteen (15) days prior written notice to Landlord, but in no event earlier than July 15, 2016 and no later than September 23, 2016 (the “Closing Window”). If Tenant timely provides written notice to Landlord of its intent to exercise the Option, but fails to close on the Option during the Closing Window, then:

(A) The Option shall be null and void and of no further force and effect.

(B) Intentionally deleted.

(C) Intentionally deleted.

(iv) The Property shall be conveyed and sold to Tenant in its “As-Is” condition and without any representation or warranty, express or implied, except for any express warranties contained in the Lease (which shall survive for the period set forth in the Lease). Landlord shall convey the Property by appropriate documents containing a special warranty of title and subject only to the Permitted Encumbrances and other encumbrances consented to by Tenant or caused by Tenant, except that Landlord shall cause any monetary lien constituting a Permitted Encumbrance to be released upon the conveyance of the Property. As the Lease provides that Tenant shall pay for ad valorem taxes and insurance, there will be no proration of taxes or insurance and no sales commission shall be due by any party hereunder, Landlord’s proceeds at the closing shall not be diminished by any commission in connection with the conveyance of the Property pursuant to this Option. Each party shall pay all legal fees incurred by such party in connection with the Option, the exercise thereof and any transfer of the Property pursuant to the Option.

(v) Time is of the essence with respect to all of the dates and time periods in this Section.

4. Amendments to Purchase Agreement. Effective as of the Effective Date, the Purchase Agreement shall be amended as follows:

(a) Section 2 of the Purchase Agreement is hereby amended by amending and restating the term Purchase Price to mean “Seven Million Three Hundred Ninety Thousand and No/100 DOLLARS ($7,390,000.00)”.

(b) Section 5 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 5. Closing. The consummation of the transactions contemplated hereby shall be held at the offices of Escrow Agent or by mail, or at such other place as the parties may mutually agree. As used in this Agreement, “Closing” means the delivery of the deed to Buyer, the delivery of the other closing documents described in Section 7 hereunder and the delivery of the Purchase Price to Seller. The date of the Closing shall be selected by the Buyer and shall occur on the date that shall be designated in writing by Buyer to Seller upon not less than fifteen (15) days prior written notice, which such designation shall occur on or before August 15, 2016; provided, however, that the date of Closing shall occur no earlier than July 5, 2016 and no later than September 23, 2016, and the parties agree that the Closing shall be effected through the Escrow Agent and the physical presence at Closing shall not be required by either representatives of Buyer or Seller. The date on which the Closing occurs is referred to herein as the “Closing Date”.

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5. Effectiveness. This Omnibus Amendment shall become effective as of the date hereof (the “Effective Date”) when, and only when, each of the following conditions shall have been satisfied or waived, in the sole discretion of TKC:

(a) TKC shall have received counterparts of this Omnibus Amendment duly executed by each of TKC and Argos.

(b) TKC shall have received the Additional Payment.

(c) TKC shall have received the Replacement Letter of Credit.

6. Ratification; Miscellaneous; Assignment. Time is of the essence with respect to all of the obligations of the Parties under this Omnibus Amendment. Each of the Lease Agreement and the Purchase Agreement, as amended by this Omnibus Amendment, shall remain enforceable in accordance with its terms. Terms and provisions of either the Lease Agreement or the Purchase Agreement that are not expressly modified by this Omnibus Amendment shall remain in full force and effect. As amended by this Omnibus Amendment, all of the terms, conditions and provisions of each of the Lease Agreement and the Purchase Agreement are hereby ratified and affirmed in all respects. To the extent any terms, conditions and obligations contained in this Omnibus Amendment conflict with the terms in either the Lease Agreement or the Purchase Agreement, those in this Omnibus Amendment shall control. This Omnibus Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the signatories hereto may execute this Omnibus Amendment by signing any such counterpart. Notwithstanding any contrary provision in the Purchase Agreement, the Purchase Agreement may be assigned by Buyer without the consent of Seller.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the undersigned have duly executed this Omnibus Amendment as of the day and year first above written.

TKC:

TKC LXXII, LLC,
a North Carolina limited liability company

By:	/s/ Kenneth R. Beuley
Kenneth R. Beuley, Authorized Member

ARGOS:
ARGOS THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Jeff Abbey
Name:	Jeff Abbey
Title:	President and CEO

FIFTH AMENDMENT TO LEASE AGREEMENT AND THIRD

AMENDMENT TO PURCHASE AND SALE AGREEMENT